Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-260828
Prospectus Supplement No. 7
(To Prospectus dated April 20, 2022)

SCIENCE 37 HOLDINGS, INC.

This Prospectus Supplement No. 7 (the “Prospectus Supplement”) updates, amends and supplements the prospectus of Science 37 Holdings Inc. (the “Company,” “we,” “us,” and “our”), dated April 20, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260828). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K announcing the appointment of the Company's Chief Commercial Officer, filed with the Securities and Exchange Commission on September 12, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Company’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNCE.” On September 8, 2022, the closing price of our common stock was $1.81.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 12, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2022

SCIENCE 37 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39727	84-4278203
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Park Offices Drive, Suite 3606 Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

(984) 377-3737
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Common stock, par value $0.0001 per share	SNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2022, Science 37 Holdings, Inc. (the “Company”) announced that Michael Shipton, age 50, will join the Company as Chief Commercial Officer on September 12, 2022, succeeding Steve Geffon.

Prior to his position with the Company, Mr. Shipton served as Senior Vice President, Customer Solutions and Strategy, at Syneos Health, Inc. (Nasdaq: SYNH), a biopharmaceutical solutions organization, from 2021 through 2022, and prior to that role, as Senior Vice President, Market Development and Customer Engagement, from 2019 through 2021, and as Vice President, Global Deal Strategy, from 2017 through 2019. Prior to joining Syneos, from 2009 through 2017, Mr. Shipton held various leadership positions at Quintiles Transnational Holdings Inc., a research, clinical trial and pharmaceutical consulting company, most recently as Senior Director, Global Head of Strategic Pricing and Partnering. Prior to Quintiles, Mr. Shipton spent 17 years at Nortel Networks, a communications provider, where he held multiple leadership positions in the areas of finance, global customer care services, global corporate operations and global business services. Mr. Shipton received a Master of Business Administration from Pfeiffer University and a Bachelor of Arts in Business Management from North Carolina State University.

On September 9, 2022, Mr. Shipton entered into an employment agreement with the Company, effective September 12, 2022 (the “Shipton Employment Agreement”), pursuant to which Mr. Shipton will serve as our Chief Commercial Officer. The Shipton Employment Agreement sets forth the terms and conditions of Mr. Shipton's employment, including his initial base salary, target annual bonus opportunity, eligibility to participate in the Company’s equity incentive plan and other employee benefit plans, and eligibility to receive an initial restricted stock unit grant.

The Shipton Employment Agreement provides that upon a termination of Mr. Shipton’s employment by the Company without “cause”, as such term is defined in the Employment Agreement, Mr. Shipton will become entitled to severance benefits under the Company’s Executive Severance Policy (filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 22, 2022).

Pursuant to the terms of the Shipton Employment Agreement, Mr. Shipton also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Mr. Shipton’s employment, and a covenant not to compete with the Company during the term of Mr. Shipton’s employment.

The foregoing summary of the Shipton Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shipton Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Shipton and any other persons pursuant to which he was appointed as Chief Commercial Officer of the Company. There are no family relationships between Mr. Shipton and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Shipton is expected to enter into the Company’s standard indemnification agreement for directors and officers in the form filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-4/A (File No. 333- 258205), filed with the SEC on August 31, 2021.

Mr. Geffon’s employment with the Company was terminated on September 9, 2022, and Mr. Geffon will transition to a role as a strategic advisor to the Company’s Chief Executive Officer. The Offer Letter by and between the Company and Mr. Geffon, dated as of November 13, 2019, terminated in connection with his termination from the Company effective as of September 9, 2022.

Item 7.01    Regulation FD Disclosure.

A copy of the press release issued by the Company, dated September 12, 2022, relating to the appointment of Mr. Shipton as Chief Commercial Officer is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference as if fully set forth herein.

The information under this Item 7.01 and the press release attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, effective September 12, 2022, between Michael Shipton and Science 37, Inc.
99.1	Press release, dated September 12, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Science 37 Holdings, Inc.

Date:	September 12, 2022	By:	/s/ Christine Pellizzari
		Name:	Christine Pellizzari
		Title:	Chief Legal Officer